                                                                   EXHIBIT 10.06

                           [ATHEROGENICS, INC. LOGO]


May 11, 2000




William Scott, Ph.D.
1021 Creamery Road
Newton, PA 18940

Dear Bill:

We would like to establish a consulting, advisory and related services arrangement with you to obtain your advice and guidance in the area of research and development.

We propose that you serve as a consultant to AtheroGenics, Inc. ("AGI") for up to six months, beginning May 1, 2000. Either party may terminate this agreement at any time, for any or no reason. Your title during this consulting agreement will be Vice President -- Research. During this time, AGI would expect you to advise us by telephone, correspondence, and by visitation at mutually convenient times. You agree to be available onsite at least two days per week on average, with a mutually agreeable visitation schedule to be subsequently developed by us.

In return for your service, we propose to compensate you at the rate of $900 per day onsite, payable monthly, plus expenses. I understand you will submit an invoice to AGI for these payments. In addition, you will be awarded 1000 shares of AGI common stock as follows:

         Upon commencement of this agreement, AGI will award you 3000 shares for your services related to the first three months of this agreement. Subsequently, at the commencement of each month of service, we will award you an additional 1000 shares for the month's services.

As is AGI's practice with all of our consultants and advisors, we must require that you do not, without our prior approval, directly or indirectly, use for yourself or for others, or disclose to any third party, any secret or confidential information, knowledge or data regarding our products, processes, or research work, during the term of this agreement or thereafter. We would expect you not to publish or present any information learned during the course of consulting with AGI without our prior written permission.

As is also customary, AGI would expect you to agree that any inventions and discoveries, whether or not patentable, which you may conceive or reduce to practice as a result of the consulting or advisory services rendered to us, shall be the sole property of AGI. You will agree to cooperate with AGI in taking all steps which AGI believes necessary or desirable to secure its rights in this property.

Upon termination of this agreement, or at any time we so request, you agree to return all papers, records, and other documents which we may furnish or make available to you.


    8995 Westside Parkway - Alpharetta, Georgia 30004 - Phone 678-336-2500 -
                               Fax: 678-336-2501

Bill Scott, Ph.D.
May 11, 2000
Page Two




In this engagement as a consultant, you are an independent contractor and shall not be deemed to be employed by AtheroGenics. AtheroGenics is hereby contracting with you for these services, and you have the right to determine the method, manner and means by which the services will be performed. Except to the extent that your work must be performed on or with AtheroGenics' resources, all equipment used in providing the services shall be provided by you. AtheroGenics will not withhold any amount that would normally be withheld from an employee's pay, nor shall you participate in any benefits or incentive programs of any sort that AtheroGenics offers to its employees.

Inasmuch as AtheroGenics and you are contractors independent of one another, neither has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in writing signed by both parties hereto.

If this proposal is satisfactory to you, please sign and date both copies of this letter agreement, retain one for your files, and return one copy to me to indicate your acceptance. Please fill in your social security number below for use in issuing your checks.

Sincerely,

ATHEROGENICS, INC.



/s/ R. Medford/by Mark P. Colonnese
----------------------------------------
Russell M. Medford, MD, Ph.D.
President and Chief Executive Officer



ACCEPTED:     William A. Scott
              ------------------------------
                          Name

Date:         5-11-00
              ------------------------------

Soc. Sec. No. ***-**-****
              ------------------------------



Cc  Jody Farmer